UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2009

TEPPCO PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-10403	76-0291058
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

1100 Louisiana, Suite 1600, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code:  (713) 381-3636

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On April 29, 2009, TEPPCO Partners, L.P. (“TEPPCO”) announced that it had received a proposal on March 9, 2009 from Enterprise Products Partners, L.P. (“Enterprise”), to acquire all of the outstanding partnership interests of TEPPCO.  The proposed consideration for the limited partner units of TEPPCO consisted of 1.043 Enterprise common units and $1.00 in cash for each TEPPCO unit.  In order to evaluate the proposed acquisition by Enterprise, the Audit, Conflicts and Governance Committee of TEPPCO’s general partner, Texas Eastern Products Pipeline Company, LLC, formed a special committee consisting of Donald H. Daigle, Irvin Toole, Jr. and Duke R. Ligon (the “Special Committee”).  After considering Enterprise’s proposal with the assistance of its financial and legal advisors, the Special Committee unanimously concluded that it did not support the proposal and advised Enterprise of its decision.  The Special Committee informed Enterprise that it remained willing to consider a revised proposal.

The general partners of both TEPPCO and Enterprise are owned by Enterprise GP Holdings, L.P., which also owns approximately 4.2% and 3.0%, respectively, of the outstanding limited partner units of TEPPCO and Enterprise.

TEPPCO does not intend to comment further on discussions with Enterprise unless and until a definitive agreement is reached and gives no assurance that any such agreement will be executed or that any transaction will be approved or consummated.

A copy of the news release relating to this disclosure is furnished herewith as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.  The information in Exhibit 99.1 is “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section.  It may only be incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 if and to the extent such subsequent filing specifically references the information as being incorporated by reference therein.

Exhibit No.	Description

99.1	Press Release of TEPPCO Partners, L.P., dated April 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEPPCO PARTNERS, L.P.

By: Texas Eastern Products Pipeline Company, LLC, its General Partner

Date: April 29, 2009	By:	/s/ Patricia A. Totten
	Name:	Patricia A. Totten
	Title:	Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press release of TEPPCO Partners, L.P. dated April 29, 2009.